Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

VERNON A. MERCIER,	)
)
Plaintiff,	)
)
v.	)	Civil Action No. 2226-VCS
)
INTER-TEL (DELAWARE), INCORPORATED,	)
NORMAN STOUT, ALEXANDER CAPPELLO, J.	)
ROBERT ANDERSON, JERRY W. CHAPMAN,	)
GARY D. EDENS, STEVEN E. KAROL, ROBERT	)
RODIN and AGNIESZKA WINKLER,	)
)
Defendants.	)

VERIFIED SECOND SUPPLEMENT TO THE

SECOND AMENDED COMPLAINT

Pursuant to Chancery Court Rule 15(d), Plaintiff hereby further supplements the Second Amended Complaint in this action to include transactions, occurrences and events which have happened since the filing of the Supplement to the Second Amended Complaint on May 25, 2007.

1. On April 26, 2007, Defendant Inter-Tel (Delaware), Incorporated (“Inter-Tel” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mitel Networks Corporation, a Canadian corporation (“Mitel”) and Arsenal Acquisition Corporation (“Arsenal”), a wholly-owned subsidiary of Mitel, pursuant to which Arsenal will be merged with and into Inter-Tel, with Inter-Tel as the surviving corporation (the “Merger”). In the Merger, the stockholders of Inter-Tel will be cashed out for $25.60 per share in cash. Section 6.02 of the Merger Agreement required Inter-Tel to cause a meeting of its stockholders to be “called and held as soon as reasonably practicable to allow the Company stockholders to vote on the adoption of this Agreement and the Merger.”

2. In response to plaintiff’s Supplement, which showed that the description of the issues raised in this litigation in Inter-Tel’s Preliminary Proxy Statement filed with the SEC on May 11, 2007 was inaccurate and incomplete, the defendants revised Inter-Tel’s Proxy Statement so that the definitive May 29, 2007 Proxy Statement (the “Proxy Statement”) contained a full-page description of the action. The Proxy Statement disclosed plaintiff’s allegations that defendants have failed to maximize value for the stockholders, that the Consent Provision and Section 203 Provision were invalid and that the Reincorporation was invalid. The Proxy Statement also described the Supplement, including the allegations of the defective sale process, the claims regarding the Section 203 Provision and the inadequacy of the Mitel Merger. The defendants also filed the Second Amended Complaint and the Supplement as Exhibits to an 8-K filed with the SEC on May 25, 2007. Thus, the information plaintiff had set forth in the Second Amended Complaint and the Supplement became part of the mix of information for stockholders to consider in voting upon the Mitel Merger. Inter-Tel’s Proxy Statement and subsequent proxy solicitations were materially misleading and incomplete because, among other things, they fail to disclose that the fairness analyses of the Special Committee’s financial advisor did not reflect the value of Inter-Tel’s substantial cash and marketable securities.

3. The defendants set May 25, 2007 as the record date for the special meeting of Inter-Tel stockholders (the “Special Meeting”) and June 29, 2007 as the date of the Special Meeting. Under 8 Del. C. §§ 221(d), 213(a) and 222(b) and Sections 2.1, 2.3, 2.4 and 2.1l(a) of Inter-Tel’s by-laws, the defendants could have set a later record date and a later meeting date. Instead, to try to gain a tactical advantage over Vector Capital Corporation (“Vector”) and Steven Mihaylo, the Company’s founder and former CEO, they set the earliest record date (i.e. the date the board fixed the record date) and the earliest meeting date (30 days from the date of mailing) possible under the circumstances.

4. The Proxy Statement stressed that in the Merger Agreement Mitel and Inter-Tel had agreed “to use their respective reasonable best efforts to complete the Merger as quickly as possible.” The Proxy Statement repeatedly said that the Special Meeting “will be held on June 29, 2007 at 10:00 a.m., local time” in Phoenix and that defendants had fixed May 25, 2007 as the record date. It also said again and again that if there were “not sufficient votes in favor of adoption of the merger agreement,” the stockholders would “vote upon a proposal to adjourn or postpone the special meeting.” The Proxy Statement said the Inter-Tel Board recommended a vote “for” this adjournment proposal and that the adjournment proposal would be determined by vote of a majority of the Inter-Tel shares “having voting power, present in person or represented by proxy” at the Special Meeting. Management’s proxy card called for the stockholders to vote on the Merger and on whether to adjourn or postpone the meeting.

5. The Proxy Statement described the $460 million of debt financing for the Merger and Morgan Stanley’s financing commitment to use commercially reasonable efforts to arrange such financing. It warned that the financing commitments were subject to conditions, and there was no assurance that the funding conditions would be met or that Mitel would be able to obtain alternative financing. Among the conditions is the satisfaction of financial covenants including a covenant partly dependent on Inter-Tel’s EBITDA for the twelve months ended June 30, 2007.

6. The Proxy Statement stated that Inter-Tel did not intend to hold its 2007 annual stockholders meeting unless the Merger was not completed. It further said that if the Merger was not completed, Inter-Tel “will promptly notice and schedule” the 2007

Annual Meeting. It also advises that if the Annual Meeting date is not within 30 days of the anniversary date of the 2006 Annual Meeting (which was held on May 29, 2006), under Inter-Tel’s by-laws, stockholder proposals will be timely if Inter-Tel receives notice of the proposal not later than the close of business of the tenth day following the earlier of the day notice of the meeting is sent or public disclosure of the meeting date is made. In an April 3, 2007 letter to Mr. Mihaylo, defendant Cappello stated that the defendants were postponing “setting the date for our Annual Meeting until the end of our April Board meeting.”

7. In a June 1, 2007 letter opposing expedited proceedings to challenge the Mitel Merger, defendants emphasized that the Special Meeting would be held on June 29, 2007 so the Inter-Tel stockholders could vote on the Merger and that the Court “should allow Inter- Tel’s stockholders the opportunity to determine for themselves whether adoption of the Merger Agreement is in their best interests.” They claimed that if the Merger vote was delayed “the stockholders would be deprived of a potential opportunity to decide for themselves whether to” adopt the Merger Agreement.

8. On June 4, 2007, Mr. Mihaylo sent a letter to the Inter-Tel Board proposing a recapitalization plan which contemplated that Inter-Tel use approximately $400 million of cash reserves and borrowing to commence a tender offer to purchase, after expenses and break-up fees, approximately 13.4 million Inter-Tel shares at $28 per share (the “Mihaylo Recap Proposal”).

9. In his June 4, 2007 letter to the Board, Mihaylo asserted that the Mihaylo Recap Proposal would, based on management’s 2008 EPS projection included in the Proxy Statement, result in an implied post-tender share price in excess of $30 per share, assuming Inter-Iel’s shares post-tender traded at the same multiple as prior to the announcement of the Mitel Merger. Thus,

Mr. Mihaylo asserted that the blended value of the Mihaylo Recap Proposal is approximately $29 per share. Mihaylo presented a detailed report from RBC Capital Markets in support of the Mihaylo Recap Proposal. He also obtained firm financing commitments. In light of the Mihaylo Recap Proposal, Vector determined not to make an offer for Inter-Tel.

10. In his June 4, 2007 letter to stockholders, Mr. Mihaylo revealed that, though he had been a director of Inter-Tel during defendants’ secret pursuit of a sale of the Company, including negotiation of the Mitel Merger, Mr. Mihaylo was not aware of and did not participate in those efforts and negotiations. Mihaylo’s revelation is further evidence of defendants’ improper exclusion of duly elected directors, including Mr. Mihaylo and his designees to the Board, from fundamental matters affecting the stockholders.

11. As a condition of denying Plaintiffs Motion For Expedited Proceedings with respect to the Mitel Merger, the Court on June 4, 2007 directed that the defendants provide a letter to the Court affirming that the Section 203 Provision would not be an obstacle to a business combination proposal from Mr. Mihaylo, Inter-Tel’s founder and former Chief Executive Officer. In letters to the Court, the defendants only represented that, if the Inter-Tel Board determined that a business combination proposed by Mr. Mihaylo was a Superior Proposal to the Mitel Merger as defined in the Merger Agreement, then the Board would take such actions as required to render the Section 203 Provision inapplicable to the Mihaylo Recap Proposal, including proposing an amendment to Inter-Tel’s Certificate of Incorporation to render the Section 203 Provision and its voting requirements inapplicable to the Mihaylo Recap Proposal. In other words, if the defendants concluded for whatever reason that the Mihaylo Recap Proposal was not a Superior Proposal to the Mitel Merger, then they would assert that the Section 203 Provision prohibited the Mihaylo Recap Proposal. Defendants’ letters acknowledged that if the Section 203 Provision is valid, then to obtain approval of the Mihaylo Recap

Proposal would require the Inter-Tel Board to approve that proposal and a certificate amendment to render the Section 203 Provision inapplicable to the proposal, followed by stockholder approval of the amendment, and then the recapitalization proposal, which defendants said could occur at the same meeting.

12. In a June 4, 2007 letter to the Board and in his proxy materials, Mr. Mihaylo asserted many of the same contentions against the Mitel Merger first advanced in this litigation, including that defendants’ sale process was flawed and did not yield maximum value for Inter-Tel’s stockholders and that the Merger consideration does not reflect the intrinsic value of Inter-Tel. On June 8, 2007, Mihaylo filed preliminary proxy materials with the SEC. Mihaylo’s proxy materials indicated that if the Merger was defeated, he would nominate directors for a majority of the seats on the Inter-Tel Board who will consider all options to maximize stockholder value, including a leveraged recapitalization. Thus, the defendants were on notice that if the Merger was voted down, their tenure as directors of Inter-Tel was in jeopardy.

13. On June 12, 2007, Inter-Tel issued a press release indicating that “[t]he companies continue to expect the transaction will close in early July 2007, subject to other customary conditions, including approval by Inter-Tel stockholders at a special meeting of stockholders scheduled for June 29, 2007.” Defendant Stout was quoted as saying “[w]e remain on schedule to close the transaction in early July.”

14. On June 12, 2007, Inter-Tel announced that the Special Committee of its Board (i.e., the Individual Defendants) had determined that the Mihaylo Recap Proposal was not reasonably likely to lead to a transaction that is more favorable for Inter-Tel stockholders than the Mitel Merger and, therefore, was not reasonably likely to lead to a Superior Proposal within the definition of the

Merger Agreement. In a letter to Inter-Tel stockholders, the defendants asserted that the Mitel Merger was superior to the Mihaylo Recap Proposal because it “is more certain and has a shorter path to payment” and “is scheduled to close in early July 2007.” Defendants also asserted that the Mihaylo Recap Proposal could increase or even double Mihaylo’s ownership of Inter-Tel’s stock to as much as approximately 37% of the outstanding stock. The defendants also said the Mitel Merger was preferable because it “pays cash to 100% of the stockholders in one month,” while the Mihaylo Recap Proposal “could be significantly delayed” because it would be subject to various conditions. The defendants asserted that “Mr. Mihaylo’s increased ownership position would give him a potential veto right on any future sale of the Company to another buyer.” They further attacked the Mihaylo Recap Proposal as subject “to many conditions and contingencies.”

15. The defendants’ determination that the Mihaylo Recap Proposal is not a Superior Proposal under the terms of the Merger Agreement means that, consistent with the letters they sent to the Court, it is defendants’ position that the Mihaylo Recap Proposal is subject to the Section 203 Provision, even though defendants have agreed to and are recommending a competing transaction. Because Mihaylo does not intend to tender his shares in the Mihaylo Recap Proposal, defendants have asserted it would increase his share ownership in Inter-Tel to 36%. Thus, defendants recognize that the Mihaylo Recap Proposal is a business combination subject to the prohibition of the Section 203 Provision. In contrast, the defendants have claimed that the Mitel Merger Agreement does not make Mitel an interested stockholder subject to the Section 203 Provision based on their strained interpretation that because the Merger Agreement provides that shares cashed out in the Merger will be canceled (after they are converted into the right to receive cash and Mitel pays $25.60 for each share), Mitel has no right to acquire the shares.

16. The defendants claim that despite the pendency of the Mitel Merger, Mr. Mihaylo cannot pursue a competing proposal without complying with the Section 203 Provision. As a practical matter, because a majority of the Board consists of the Individual Defendants, for the Mihaylo Recap Proposal to proceed, the stockholders would have to first replace a majority of the Board. However, the defendants claim that because of the Consent Provision, the stockholders cannot remove the Individual Defendants and replace them by written consent. Furthermore, the defendants have amended the by-laws to restrict the calling of special meetings of stockholders, and they canceled the 2007 Annual Meeting planned for May 2007. As of the time for the June 29, 2007 stockholders meeting to vote on the Mitel Merger, no annual meeting had been scheduled, even though the last time the stockholders got to vote for directors was May 29, 2006. At an annual meeting, the stockholders could replace enough directors to change control of the Board. Mihaylo has announced he will run a proxy contest to elect a majority of the Board. The new Board could authorize a certificate amendment altering or eliminating the Section 203 Provision and the Mihaylo Recap Proposal. The defendants are utilizing the Section 203 Provision and other defensive measures to subject the Mihaylo Recap Proposal to the very delay that they cited as a basis for asserting that the Inter-Tel stockholders have no reasonable alternative but to support the Mitel Merger. On information and belief, defendants will attempt to use their by-law amendments and other restrictive measures to thwart Mihaylo’s ability to run an effective proxy contest and to restrict the ability of stockholders to present and vote upon matters at the Annual Meeting.

17. On June 12, 2007, Mihaylo filed further proxy materials which explained why the Mihaylo Recap Proposal was a better financial alternative for the Inter-Tel stockholders than the Mitel Merger. Mihaylo pointed out that the Mitel Merger represented only a 7.6% premium, while the self-tender portion of the Mihaylo Recap Proposal represented a 17.7% premium, and the blended value of his proposal represented a 21.9% premium. He also pointed out that a recent buyout for Avaya was at a 22% premium. The Avaya premium was consistent with the premium figures the defendants had cited in opposing the Mihaylo/Vector offer.

18. In addition to the inadequate premium, Mihaylo cited other problems with the Mitel Merger that had first been raised in plaintiff’s Supplement, including (i) the Special Committee did not run a process open for all potential bidders to participate, (ii) Inter-Tel’s supposed opposition to any sale of the Company had deterred other interested bidders, (iii) the Special Committee did not contact Vector or Mihaylo who solicited a bid, despite their interest in acquiring the Company and (iv) the $20 million (3%) break-up fee might deter potential bidders.

19. On June 14, 2007, Millennium Management, a holder of 3.2% of Inter- Tel’s common stock, filed a Schedule 13-D with the SEC announcing its opposition to the Mitel Merger, citing its June 13, 2007 letter to the Inter-Tel Board, Also, on June 14, 2007, Mihaylo issued a press release and a letter to stockholders responding to defendants’ attacks on the Mihaylo Recap Proposal. In his letter, Mihaylo disputed defendants’ misevaluation of the Mihaylo Recap Proposal.

20. On June 15, 2007, Inter-Tel filed proxy materials with the SEC containing its June 15, 2007 presentation to Institutional Shareholder Services (“ISS”). Among the points concerning the Mitel Merger was that it involved a strategic buyer (Mitel) “with backing from financial sponsor (Francisco Partners).” Neither these materials nor any other materials Inter-Tel utilized during the contest over the Mitel Merger disclose whether there was an effort to find a financial sponsor or financial buyer that would be willing to provide funding to support a higher price than the Mitel Merger. Inter-Tel’s materials acknowledged that Inter-Tel’s stockholders would, under the Mihaylo Recap Proposal, have 60% of their shares purchased for cash at $28 per share.

21. Inter-Tel’s proxy materials in support of the Mitel Merger repeatedly stressed that the Merger was “expected to close in early July 2007” as one of the reasons the defendants contended the Mitel Merger was a better deal than the Mihaylo Recap Proposal. In a chart comparing the “Certain Value” of the Mitel Merger to the “Real Risk” of the Mihaylo Recap Proposal, the defendants asserted “stockholder vote scheduled for June 29, 2007; expected to close in early July 2007.” While stressing that the Merger could close sooner and stockholders would, therefore, get their money sooner, the defendants did not disclose that one reason why that might be so was that the Section 203 Provision, along with the Consent Provision, the special meeting by-laws and the decision to delay Inter-Tel’s 2007 Annual Meeting, presented formidable obstacles to Mihaylo’s ability to accomplish the Mihaylo Recap Proposal on a timetable shorter than 60 or even 90 days. Thus, the defendants sought to coerce the Inter-Tel stockholders to vote for the Mitel Merger by scheduling a rapid vote and quick closing and then using defensive measures to prevent presentation to the stockholders of an alternative transaction that the stockholders might conclude afforded greater value.

22. On June 19, 2007, ISS announced its opposition to the Mitel Merger, citing the same factors plaintiff identified in this litigation: inadequate premium, flawed sale process and improper valuation. Inter-Tel issued a June 19, 2007 press release denigrating ISS’s opposition to the Merger and claiming that the Merger offered “certainty of closure” to occur “within a month.”

On June 26, 2007, Mihaylo announced that a second leading proxy advisory firm, Glass Lewis & Co. (“Glass Lewis”), also opposed the Merger for reasons similar to those pointed out by plaintiff, Mihaylo and ISS.

23. On June 20, 2007, Mihaylo issued a press release commenting on the ISS recommendation that stockholders vote down the Mitel Merger. He also announced that Royal Bank of Canada and RBC Capital Markets had committed a total of $255 million to finance the Mihaylo Recap Proposal “subject to customary closing conditions similar to those contained in the Mitel financing commitments.” Mihaylo asserted that the $255 million commitment “should more than adequately address concerns raised by the Board concerning the financeability of the Recapitalization Proposal and should not require any asset disposition.” He also stated that “if the shareholders vote AGAINST the merger, I believe it should be viewed as an unequivocal vote of no-confidence for the Board and the Company’s leadership over the past 15 months.” Thus, the vote on the Merger had plainly become a referendum on Inter-Tel’s incumbent Board and management. On June 21, 2007, Mihaylo mailed a letter to the Inter-Tel stockholders urging them to vote against the Merger and citing the ISS recommendation against the Merger. He also noted the Royal Bank of Canada/RBC Markets’ commitment of $255 million of financing for the Mihaylo Recap Proposal.

24. On June 21, 2007, Mitel sent a letter to defendant Alexander L. Cappello, Inter-Tel’s Chairman of the Board, and defendant Norman Stout, Inter-Tel’s Chief Executive Officer, noting that Inter-Tel had asked Mitel to increase the Merger price. Though Mitel acknowledged that some Inter-Tel stockholders had raised questions about the price, it would not increase its price. Such a “full and final offer” letter is standard fare in contested mergers and is intended to try to force stockholders to vote for the Merger by threatening that there will be no higher price and that the stockholders will be worse off if they do not accept the deal.

Like the other efforts by Mitel and Inter-Tel’s directors and officers to coerce the stockholders into supporting the Merger, Mitel’s threatening letter failed to convince Inter-Tel stockholders to accept a Merger price that was only 7.6% over market.

25. In a June 21, 2007 letter opposing the expedited proceedings sought by Intervenors in this action, the defendants claimed there would be a substantial burden in having expedited proceedings “in the compressed time period before the scheduled June 29, 2007 stockholders’ meeting.” The letter noted that there was no reason that “the stockholders are not in a position to make an informed judgment with respect to the proposed merger.” The letter further stated that the Special Committee had sent a letter to the stockholders on June 12, 2007 rejecting the Mihaylo Recap Proposal because, among other reasons, “the Merger was more certain and immediate.” The defendants criticized the Intervenors for showing up “only ten days before the Special Meeting of stockholders to vote on the proposed Merger” claiming that the Intervenors “now seek to deprive the Inter-Tel stockholders of the right to vote on the proposed Merger.” Asserting that “the clock is striking midnight,” the defendants argued that the Court “should allow Inter-Tel’s stockholders the opportunity to determine for themselves whether approval of the proposed Merger is in their best interests.” Defendants made similar contentions at the June 22, 2007 hearing before the Court.

26. On June 22, 2007, Mihaylo filed a revised proxy statement which, with some updates, was essentially the same as the June 8, 2007 Preliminary Proxy Statement he had previously filed. On June 25, 2007, Mihaylo filed further preliminary proxy materials, and on June 26, 2007, he filed definitive proxy materials. Mr. Mihaylo’s final proxy materials were essentially the same as the three sets of preliminary materials he had filed in the preceding two and half weeks. His final materials reiterated that he intended to nominate directors for a majority of the seats on Inter-Tel’s Board at the next stockholders’ meeting. Mr. Mihaylo presciently stated in his definitive materials:

While the Special Meeting is currently scheduled for June 29, 2007, the Company may determine to reschedule the Special Meeting for a later date. To ensure that your vote is counted, Mr. Mihaylo encourages you to return the GREEN Proxy Card even if you receive these proxy materials on or after June 29, 2007.

His preliminary materials did not contain this statement. It is apparent that Mr. Mihaylo, based on proxies received to that date, recognized that the defendants, who would also be aware of how the vote was going, might postpone the meeting to avoid an adverse vote on the Merger. His proxy card, like management’s card, provided for stockholders to vote on the Merger and on whether to adjourn or postpone the meeting.

27. On June 25, 2007, Inter-Tel issued a press release announcing that PROXY Governance, Inc., a proxy advisory firm that is sponsored by The Business Roundtable, supported the Merger, based in part on attacking the amount of debt necessary to finance the Mihaylo Recap Proposal. This Inter-Tel press release, issued just four days before the stockholders’ meeting, did not indicate any possibility that the meeting would be canceled or postponed.

28. On June 26, 2007, Mr. Mihaylo issued a press release announcing that Glass Lewis had recommended that the shareholders vote against Mitel Merger. Mr. Mihaylo also reiterated that he would retain all his Inter-Tel shares under the Mihaylo Recap Proposal unless the self-tender by Inter-Tel was undersubscribed. He repeated his willingness to negotiate a cap on his voting power with respect to future sale transactions to avoid any concern that he might be attempting to have greater influence on such a sale. In a June 26, 2007 Schedule 13-D Amendment, Mihaylo revealed that he had made a demand for appraisal of his shares.

29. The defendants did not issue any press release or otherwise give any indication on June 27-28, 2007 or on the morning of June 29, 2007 that the stockholders’ meeting would be canceled. Indeed, Mihaylo, a director, was at the meeting site (as was plaintiff’s proxy) waiting for the meeting to begin. Rather than holding the stockholders’ meeting to vote on the Merger on June 29, 2007 at 10:00 a.m. Phoenix time (1:00 p.m. EDT), as they had promised the stockholders, the defendants instead waited until that time to announce that the meeting had been “postponed” and that a new date, time and location for the meeting would be announced during the week of July 2, 2007. Contrary to the representations in the Proxy Statement, no stockholder vote was taken on whether to adjourn or postpone the stockholders’ meeting. Instead, the defendants unilaterally determined to postpone the meeting before it began because they knew the stockholder vote would be against the Merger and against adjournment and postponement.

30. In a June 29, 2007 Inter-Tel press release, defendant Cappello was quoted as saying:

After careful consideration, the Special Committee has decided to postpone the vote on the Mitel Merger so that all Inter-Tel stockholders can evaluate recent developments when deciding how to vote their shares. We believe stockholders should have the opportunity to consider the significant recent changes in the debt capital markets adversely affecting the availability and cost of financing for acquisition or recapitalization transactions and the disclosure in Steven G. Mihaylo’s definitive proxy statement, which has only recently become available. In addition, given that the second quarter is concluding, the Special Committee believes that Inter-Tel stockholders should have the benefit of an update regarding the Company’s preliminary second quarter sales results, which the Company expects to announce at the end of next week.

Cappello also supposedly said:

We also believe it is vital that stockholders consider the letter we recently received from Mitel Networks Corporation informing us that Mitel could not increase the purchase price in its merger agreement, and the reasons they stated for the decision. In addition, the Special Committee believes it is important to note that there have been significant changes in Inter-Tel’s stockholder base since the record date for the Special Meeting, and that no other bidder has made a proposal to acquire the Company.

31. On June 29, 2007, Mihaylo issued a press release objecting to the Special Committee’s decision to postpone the Special Meeting to vote on the Merger, He pointed out that the stockholders had had over two months to evaluate the Mitel Merger, more than sufficient time to make a decision. Mihaylo demanded that “the Board cease these delay tactics and accept the voice of the stockholders.” He refuted defendants’ unsupported speculation that recent changes in the debt markets might adversely affect the financing for a recapitalization, announcing that RBC Capital Markets had reaffirmed its financing commitment that very morning. He further stated:

As for changes in the shareholder base since the Mitel merger announcement, that would seem to be true in almost every publicly announced transaction and should not be a reason for avoiding the whishes of shareholders.

Mihaylo urged “stockholders who have already voted AGAINST the merger to remain resolute.”

32. Mihaylo later on June 29, 2007, expressed the belief that defendants delayed the vote in order to try to win support for the Mitel Merger. He further stated:

Maybe they think all the planets and the moons and the stars will align, but it’s pretty obvious if they had the vote, they wouldn’t have postponed.

33. On July 2, 2007, defendants announced in a press release that the special stockholders meeting to vote on the Mitel Merger had been “rescheduled for July 23, 2007.” The Inter-Tel “Board of Directors” supposedly has set the close of business on July 9, 2007 as the record date. Inter-Tel will not file with the SEC and distribute to stockholders until after the July 9 record date supplemental proxy materials providing “[d]etails regarding the time and location of the Special Meeting and other relevant information.” The press release also announced that “if the Mitel merger is not approved, [Inter-Tel] will hold its 2007 Annual Meeting of Stockholders on

September 12, 2007.” Interestingly, unlike the July 9, 2007 record date for the “rescheduled” July 23, 2007 special meeting, which is only two weeks before the meeting, the record date for the Annual Meeting was set as August 6, 2007, or 37 days before the meeting. The press release also claimed that stockholder notices of director nominations or other business to be brought before the Annual Meeting must be received by Inter-Tel’s Secretary before the close of business on July 12, 2007.

34. On July 10, 2007, Inter-Tel mailed a “Notice of Special Meeting of Stockholders” to stockholders of record on July 9, 2007 for a special meeting to be held on July 23, 2007 to vote on the Mitel Merger. The notice said that the Inter-Tel board had set “July 9, 2007 as the new record date for determining stockholders entitled to receive notice and to vote at the meeting.” The accompanying proxy materials (the “Proxy Supplement”) advised the Inter-Tel stockholders that they had the right to exercise appraisal rights, but provided no instruction to stockholders who may have previously demanded appraisal prior to the June 29, 2007 meeting date and simply referred them to Inter-Tel’s May 29, 2007 Proxy Statement and the copy of 8 DelC. §262 attached thereto.

COUNT VI

Breach of Fiduciary Duty

35. Plaintiff repeats and realleges the allegations above as is fully set forth herein.

36. The defendants’ actions in canceling the June 29, 2007 stockholder vote on the Mitel Merger at the last minute, calling a new meeting with a new record date and further delaying the annual meeting, including a proxy contest for control of the board and consideration of the alternative Mihaylo Recap Proposal, constitute an inequitable manipulation of the corporate machinery and a breach of their duty of loyalty.

37. The facts and circumstances establish that the postponement of the vote on the Merger was for the primary purpose of thwarting the exercise of the stockholders’ franchise because defendants wanted to avoid an unfavorable vote on the Merger. The meeting to vote on the Merger had not only been scheduled and noticed; it was, after a heated proxy contest, about to convene. The Proxy Statement had promised that the stockholders would vote on whether to adjourn or postpone the meeting. Despite issuing numerous press releases, sending supplemental proxy materials and making numerous SEC filings, the defendants never suggested that developing factors might cause the meeting to be postponed. To the contrary, a week before the meeting defendants were arguing to the Court that “the clock is striking midnight,” and the meeting should not be delayed because the stockholders were “in a position to make an informed judgment with respect to the proposed merger” and should not be deprived of “the opportunity to determine for themselves whether approval of the proposed Merger is in their best interests.” The stockholders’ meeting was not canceled until the very date and time when it was scheduled to begin. By that point, the defendants had received reports from the Company’s proxy solicitor indicating that the Merger would not be approved if the vote were held. Thus, the defendants knew that the transaction was not receiving majority support. Indeed, given the opposition to the Merger by Mihaylo and Millennium and the two leading proxy advisory firms, it was hardly surprising that the Merger was headed toward a resounding defeat at the June 29 meeting. Mihaylo’s final proxy materials even anticipated that the defendants would postpone the meeting.

38. When the stockholder vote on the Merger was imminent, the defendants acted purposely to thwart the stockholders’ opportunity to vote and took actions designed to try to reverse the result of that vote: the defeat of the Merger, which would be followed by an annual meeting at which the defendant directors would be subject to a proxy contest by Mihaylo to turn them out of office and to present the alternative Mihaylo Recap Proposal to the stockholders. Defendants’ actions were a desperate attempt to snatch victory from the jaws of defeat by changing the rules they themselves had established when in their own words, “the clock is striking midnight.” Mihaylo, who as a participant in the proxy contest over the Mitel Merger, was (and as an Inter-Tel director should have been) in a good position to assess whether management had the votes to approve the Merger, derided defendants for failing to “accept the voice of the stockholders” and “for avoiding the wishes of the shareholders.” He urged that “stockholders who have already voted AGAINST the merger” remain steadfast and even commented that “it’s pretty obvious if they had the vote they wouldn’t have postponed.” In short, while proxy contest rules may limit a participant’s ability to predict the outcome of a vote, Mihaylo’s comments, along with the other circumstances, provide powerful evidence that defendants postponed the meeting at the last second in order to avoid a stockholder vote against the Merger.

39. Because defendants acted principally to interfere with the effectiveness of a vote by the stockholders, there is an inherent conflict between the directors and the shareholders. Judicial review of such actions is not governed by the agents’ business judgment. Rather, defendants must show a compelling justification for their last minute cancellation of a stockholder vote that they knew would defeat the Merger. Because the postponement occurred literally at the last minute, defendants’ burden of showing a compelling justification for interfering with the conclusion of the vote is even greater.

40. Defendants cannot meet their burden of proving a compelling justification for their cancellation of the imminent exercise of the stockholder franchise. Significantly, there was no new proposal or other dramatic development that might justify canceling the

Merger vote and defendants’ further refusal to schedule an Annual Meeting. The defendants did not postpone the meeting in order to find a buyer for the Company — they postponed it in order to prevent the stockholders from rejecting the buyer that management had found. The defendants had ample time and opportunity to advise the stockholders about the benefits of the Merger and the drawbacks of the Mihaylo Recap Proposal. Moreover, Inter-Tel’s stock is owned to a significant extent by sophisticated institutional investors who are well informed about what is happening in the on-going proxy contest. If the defendants truly believed that a delay in the Merger vote was necessary to ensure stockholders were fully informed, they would have postponed the stockholders’ meeting much earlier. No significant stockholder interest was served by the incumbent directors, who designated the date for the stockholders’ meeting, set the record date and solicited proxies in favor of the Merger, postponing that meeting for a significant period and changing the record date after they learned that the Merger would be voted down, which would mean that shortly thereafter they might be turned out of office at the overdue Annual Meeting.

41. The defendants were not faced with any coercive action by Mihaylo, but rather with the desire of a 19% stockholder to present a recapitalization to the other stockholders. They had plenty of time to present their views on the merits of the Mitel Merger and the flaws of the Mihaylo Recap Proposal. The fact that the Inter-Tel stockholders were voting differently on the Merger than the board recommended and the defendants faced the prospect of losing a validly conducted shareholder vote did not constitute any threat to corporate policy. Basically, the defendants just believe they know better than the stockholders what is in the best interests of the stockholders, and, therefore, they prevented stockholder action because the stockholders disagreed with their assessment of the Merger.

42. The defendants’ make-weight excuses cannot disguise their real purpose in canceling the stockholders’ meeting that they had scheduled to vote on the Mitel Merger: they knew that the vote on the Merger was running heavily against approval. Their inequitable goal was to avoid an adverse vote on the Merger by canceling the vote. Their justifications are specious, not compelling. First, the defendants have not claimed that there were significant changes in the debt capital markets within the few days before the meeting, nor do they explain why such changes would adversely affect the firm financing commitments for the Mihaylo Recap Proposal, but not the financing for the Mitel Merger. The financeability of the Mihaylo Recap Proposal had been a focus of the proxy contest since Mihaylo announced the proposal on June 4, 2007. Significantly, the defendants did not inquire of Mihaylo as to whether the financing for the Mihaylo Recap Proposal was in jeopardy because of developments in the debt markets. In fact, Mihaylo had confirmed with RBC Capital Markets that very morning that current events in the debt markets would not impede the execution of their commitment to finance the Mihaylo Recap Proposal.

43. Second, defendants’ claim that the stockholders must consider Mihaylo’s proxy materials is ridiculous. Mr. Mihaylo’s final proxy materials are substantially the same as materials that had been publicly available for several weeks, and Mr. Mihaylo had put forward his reasons for opposing the Merger and his belief that the Mihaylo Recap Proposal was a superior alternative in letters to stockholders and press releases throughout the month-long proxy campaign. There had been a vigorous proxy contest with both sides making their case in numerous communications to the stockholders. Given the defendants’ “anybody but Mihaylo” approach for the last 18 months, their feigned concern that the stockholders would not have the opportunity to hear Mr. Mihaylo’s side of the story is frivolous.

44. Third, the defendants’ supposed concern that the stockholders should be aware of Inter-Tel’s preliminary second quarter sales results is difficult to understand given that it was the defendants that called a rushed meeting on the minimum amount of notice permitted by the Exchange Rules for the day before Inter-Tel’s second quarter ended. If the defendants were so concerned that the Inter-Tel stockholders should know the Company’s preliminary second quarter sales results, then why did they schedule the meeting for very shortly before those results would be known? Significantly, Inter-Tel has not traditionally announced preliminary quarterly results shortly after the end of the quarter. For example, it did not announce preliminary results for the first quarter of 2007 in early April, shortly after the March 31 end of the quarter. Indeed, at the April 25 and 26, 2007 Special Committee and Board meetings, defendants relied on the fact that Inter-Tel’s first quarter 2007 results had not yet been made public as a basis for ignoring Vector’s expression of interest because Vector was not aware of those results. Obviously, defendants plan to manipulate the preliminary second-quarter results in an effort to convince the Inter-Tel stockholders that they had better vote for the Mitel Merger because the Company is about to fall off a cliff. This reason for canceling the stockholders’ vote on the Mitel Merger is simply a continuation of the unsuccessful scare tactics that defendants have engaged in all along.

45. Fourth, defendants’ claim that the cancellation of the stockholders’ vote was also required because of the “firm an final offer” letter “recently” received from Mitel stating that it would not increase the Merger price has even less credibility than the other specious reasons defendants advanced as justifications for calling off the stockholder vote. The Mitel letter was received on June 21, 2007, more than a week before the scheduled meeting. The defendants immediately called the letter to the attention of the Inter-Tel stockholders. Significantly, they made no contention that there was not enough time for the stockholders to consider the letter.

Rather, they obviously thought there was plenty of time, and that is why they issued a press release concerning the letter. If the defendants really had believed that eight days was not enough for the stockholders to consider what is a fairly standard tactic in a contested merger, why did they not cancel the meeting on June 21st or June 22nd? Obviously, the defendants did not decide to cancel the vote until they knew they were going to lose.

46. Fifth, defendants’ assertion that changes in the Inter-Tel stockholder base since the record date they set necessitates canceling the vote is also unconvincing. The May 25, 2007 record date was not stale. That record date was set a month after the Merger was announced. It was the earliest record date that the defendants could have set under 8 Del. C. § 213(a), given that they apparently did not set the record date until May 25, 2007. The May 25, 2007 record date was only 35 days before the June 29, 2007 meeting date. The new meeting date of July 23, 2007 which defendants set is still within 60 days of the May 25, 2007 record date, as required by 8 Del. C. § 213(a). It is apparent that defendants set the May 25, 2007 record date with a view toward excluding arbitrageurs and other quick-profit investors who might buy Inter-Tel stock based on a later proposal by Vector, Mihaylo or others. In short, the defendants simply outsmarted themselves and now claim they want to “enfranchise” the very speculators they previously sought to exclude. Defendants’ unilateral decision to change the record date was not in response to any judicial ruling or other compelling event. The defendants apparently decided on June 29, 2007 to set the record date for the vote for the maximum ten days after the date on which the Board fixed the record date (8 Del. C. § 213(b)) and for only two weeks before the planned new vote. Their transparent purpose was to try to drive Inter-Tel’s stock, which has been trading well below the merger price, into the hands of arbitrageurs who could then vote the shares for the Merger in order to realize a short-term arbitrage profit. In changing the record date and meeting date, defendants simply want to try a different stockholder mix to see if they can somehow obtain the number of votes necessary to approve the Merger from arbitrageurs and other fast profit professionals. The defendants have not yet revealed whether proxies previously given by stockholders who continue to hold Inter-Tel stock will be used at their new meeting. Because the defendants have not preserved the record date for their new meeting, this may not be a circumstance where the proxies in hand will be effective except in the case of a stockholder who changes his mind.

47. Defendants’ actions undermine the integrity of the stockholder voting process and involve an attempt by the directors, as the agents of the stockholders, to usurp corporate governance authority that properly belongs to the principals (i.e. the stockholders). The defendants have failed to conduct the corporate voting process with scrupulous fairness and without any advantage being conferred upon them. Instead, they have manipulated the corporate machinery to prevent the stockholders from voting against the Merger, for different directors and for the Mihaylo Recap Proposal.

48. The Individual Defendants, acting as the Special Committee, have acted for the purpose of keeping themselves in office so that they can control the future course of Inter-Tel, including attempting to force through the Merger, control any other possible transaction, including using the corporation’s resources to try to defeat the Mihaylo Recap Proposal, and to continue to run Inter-Tel if the Merger is defeated. When the defendants decided to cancel the June 29, 2007 vote on the Merger, they knew that the Merger would be voted down and that there would then have to be an annual meeting where Mihaylo would wage a proxy contest to take control of the board from them. Because the Individual Defendants have a personal interest in remaining in office to promote a transaction they favor and to prevent their removal from office at an Annual Meeting, their actions are not protected by the Business

Judgment Rule. The defendant directors do not have authority to confer on themselves the role of controlling any fundamental transaction involving Inter-Tel. The defendant directors have acted to postpone and now further delay Inter-Tel’s 2007 Annual Meeting where Mihaylo has announced he will mount a proxy contest to elect a majority of the Board. Thus, defendants’ actions in canceling the vote on the Merger and attempting to set a new record date and new meeting date for the Merger vote, while continuing to delay the 2007 Annual Meeting, constitute defensive measures intended to keep the Individual Defendants in office and prevent the stockholders from voting down the Merger, changing control of the Board and considering the Mihaylo Recap Proposal. Thus, defendants’ actions thwarting the will of the stockholders touch on issues of director control. Significantly, defendants have not preserved the stockholders’ right to elect new directors if they choose. Rather, they have scheduled an earlier new vote on the Merger as a way to prevent the stockholders from turning them out of office. Therefore, defendants’ defensive maneuvers are coercive because they seek to force the stockholders to accept management’s preferred alternative.

49. Irreparable harm is presumed where the postponement of a shareholders’ meeting defeats the will of the stockholders. Absent injunctive relief, plaintiff and the other public stockholders of Inter-Tel will suffer irreparable harm because defendants intend to consummate the Mitel Merger based on a manipulated and invalid stockholder vote. If the Merger of Inter-Tel, a public company, is completed, the Court will not be able to undo it, and plaintiff and other stockholders will have their Inter-Tel shares taken from them in an invalid merger.

50. Inter-Tel has not held an Annual Meeting since May 29, 2006. Defendants decided not to hold the 2007 Annual Meeting in May 2007, as originally planned. Inter-Tel has not held an Annual Meeting in more than 13 months and under NASDAQ Rules, would have to give at least thirty (30) days notice of any Annual Meeting. Defendants have now scheduled the Annual Meeting for September 12, 2007, nearly a quarter of a year away. Rather than holding a new meeting on the Merger, defendants should instead have called a prompt annual meeting. The Court should hold that the Section 203 Amendment and the by-law provisions purporting to restrict business at stockholder meetings will not prevent the presentation at the annual meeting of the Mihaylo Recap Proposal or other business stockholders may wish to submit for stockholder action. Moreover, having represented that the Section 203 Amendment would not be an impediment to the presentation of the Mihaylo Recap Proposal to the stockholders, the defendants should be required, if the Section 203 Provision has not been invalidated, to propose an amendment to that provision to eliminate any potential application to the Mihaylo Recap Proposal. Defendants should also be required to permit presentation of proposals to eliminate the Consent Provision and other defensive measures.

COUNT VII

Violation of 8 Del.C. §§251(c) and 262 (d)(1)

51. Plaintiff repeats and realleges the allegations above s if fully set forth herein.

52. The Notice and Proxy Supplement violate both 8 Del.C. §§ 251(c) and 262(d)(1) because they fail to provide the statutorily required 20 day notice of the meeting and right to appraisal. Section 251(c) states, in pertinent part:

Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock whether voting or nonvoting of the corporation at the stockholder’s address as it appears on the records of the corporation, at least 20 days prior to the date of the meeting.

Section 262(c) states, in pertinent part:

[T]he corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available . . .. that appraisal rights are available . . . .

53. Because the Notice was not mailed until July 10, 2007, defendants have not provided 20 days notice as required under the DGCL. Therefore, because defendants have failed to take the requisite steps expressly required under the DGCL, the Merger will be void ab initio.

54. Defendants have represented in the Proxy Supplement that they intend to consummate the Merger in late July (i.e., shortly after the July 23, 2007 new meeting date). Therefore, plaintiff and the Inter-Tel stockholders face imminent irreparable harm if defendants attempt to consummate their invalid Merger.

WHEREFORE, Plaintiff requests, in addition to the relief sought by the Second Amended Complaint and First Supplement, the following relief:

A. A temporary restraining order and permanent injunction against defendants filing a certificate of merger for the Mitel Merger or taking other steps to consummate the Merger.

B. A declaration that defendants’ cancellation of the June 29, 2007 stockholders meeting, setting of a new record date and meeting date for the stockholder vote on the Merger and further delay of Inter-Tel’s 2007 annual meeting constituted an inequitable manipulation of the corporate machinery and a breach of the duty of loyalty and awarding plaintiff and the class such equitable and monetary relief as is appropriate and just.

C. A declaration that any votes on the Merger that had not been received as of 10:00 a.m. Phoenix local time on June 29, 2007 are invalid and should not be counted.

D. A declaration that defendants have failed to comply with 8 Del.C §§251(c) and 262(d)(l) and that the Merger is void.

E. An order scheduling a prompt Annual Meeting and permitting the stockholders to vote on all proper business, including elimination of the Section 203 Provision and Consent Provision, by-law amendments and the Mihaylo Recap Proposal.

F. A declaration that defendants have further violated their fiduciary duties and entry of such injunctive, equitable and monetary relief as is warranted under the circumstances.

G. Such other and further relief as the Court deems just and proper.

PRICKETT, JONES & ELLIOTT, P.A.

/s/ MICHAEL HANRAHAN
Michael Hanrahan (#941)
Paul A. Fioravanti, Jr. (#3808)
Laina M.Herbert (#4717)
1310 N.King Street
P. O. Box 1328
Wilmington, DE 19899-1328
(302) 888-6500
Attorneys for Plaintiff

Dated: July 12, 2007

OF COUNSEL: SCHIFFRIN BARROWAY TOPAZ & KESSLER, LLP Marc A. Topaz Lee D. Rudy Michael Wagner 280 King of Prussia Road Radnor, PA 19087 (610) 667-7706

27